Exhibit 3.1

DELAWARE	PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “PLAINFIELD ENTERPRISES LL C ” , FILED IN THIS OFFICE ON THE TWENTY—SECOND DAY OF AUGUST, A.D. 2007, AT 11:58 O’CLOCK A.M.

4411131 8100 070945814	[SEAL OF THE SECRETARY OF STATE OF THE STATE OF DELAWARE]	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5945528 DATE: 08-22-07

State of Delaware Secretary of State Division of Corporations Delivered 12:26 PM 08/22/2007 FILED 11:58 101 08/22/2007 SRV 070945814 - 4411131 FILE

CERTIFICATE OF FORMATION
OF
PLAINFIELD ENTERPRISES LLC

This Certificate of Formation of PLAINFIELD ENTERPRISES LLC (the “Company”) is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del_ Code Ann. § 18401, et seq.).

FIRST. The name of the limited liability company formed hereby is PLAINFIELD ENTERPRISES LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is do Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is do Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808_

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of this 22nd day of August, 2007.

/s/ Rayan Joshi
Rayan Joshi, Authorized Individual